EXHIBIT 21.1
LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.
(as of December 31, 2017)

Name	Jurisdiction of Organization
Huron Consulting Group Holdings LLC	Delaware
Huron Consulting Services LLC	Delaware
Huron Consulting South East Asia PTE. LTD.	Singapore
Huron Solutions FZ-LLC	United Arab Emirates—Dubai
Huron Consulting Saudi Limited	Saudi Arabia
Huron Saudi Limited	Saudi Arabia
Huron Management Services LLC	Delaware
Huron Demand LLC	Delaware
Conseillers Huron Canada Limitée	Canada
Huron Technologies Inc.	Delaware
Huron Transaction Advisory LLC	Delaware
Studer Holdings, Inc.	Delaware
The Studer Group, LLC	Florida
Huron Eurasia India Private Limited	India
Pope Woodhead and Associates	England and Wales
Innosight Holdings, LLC	Delaware
Innosight International, LLC	Delaware
Innosight Consulting Asia Pacific PTE. LTD.	Singapore
Innosight Consulting SARL	Switzerland
Innosight Consulting, LLC	Delaware
Huron Aviation One LLC	Delaware
Huron Aviation Two LLC	Delaware